EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	DANIEL L. KRIEGER,
CHAIRMAN & PRESIDENT
OR
JOHN P. NELSON
VICE PRESIDENT

(515) 232-6251

APRIL 14, 2006

AMES NATIONAL CORPORATION
ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS
AND FORECASTED EARNINGS FOR 2006

The Company had net income of $2,912,000, or $0.31 per share for the three months ended March 31, 2006, compared to net income of $3,014,000, or $0.32 per share, for the three months ended March 31, 2005, a decrease of 3%. The Company’s return on average assets was 1.43% and 1.45% respectively, for the three-month periods ending March 31, 2006 and 2005. The Company’s return on average equity was 10.66% for the three months ended March 31, 2006 compared to 10.90% for the same period a year ago.

Net interest income for the first quarter decreased $744,000, or 11%, from one year ago as the expense for attracting and retaining deposits rose more quickly than interest income on earning assets. Net interest margin for the quarter ended March 31, 2006 was 3.34% compared to 3.69% for the first quarter in 2005.

Offsetting the decrease in net interest income was higher non-interest income. Non-interest income increased $617,000, or 48%, primarily as the result of a $471,000 gain on the foreclosure of a commercial real estate property where the fair market value determined by an independent appraisal exceeded the loan carrying amount. A higher level of net securities gains on the Company’s equity portfolio and improved trust department income also contributed to the higher level of non-interest income.

Non-interest expense was 2% higher in the first quarter of 2006 primarily as the result of normal increases in employee salaries and benefits. The efficiency ratio for the three months ended March 31, 2006 and 2005 was 50.30% and 48.38%, respectively.

Total assets declined from $863 million for the quarter ended March 31, 2005 to $835 million for same quarter this year, a decrease of 3%. The decline in total assets was anticipated as a local company had a significant level of temporary construction funds invested with the Company as repurchase agreements as of March 31, 2005.

Deposits reached a record $697 million as of March 31, 2006, only slightly higher than the $691 million recorded as of March 31, 2005. Certificates of deposits and demand deposits posted gains over one year ago while interest-bearing checking and money market account balances declined.

Loans increased 3% to $439 million as of the end of the first quarter, slightly higher than the $425 million recorded on March 31, 2005. The loan growth was primarily in the agricultural and tax-exempt loan portfolios. The allowance for loan losses as of March 31, 2006 and 2005 totaled $6,782,000 and $6,516,000, respectively. Net loan losses for each of the quarters ended March 31, 2006 and 2005 totaled $13,000.

Capital increased 1% to $109 million compared to $108 million one year ago. Total equity capital as of March 31, 2006 represented 13% of total assets.

Ames National Corporation stock, under the symbol ATLO, traded in the $22.85 to $28.57 range in the first quarter of 2006 and closed at $24.28 on March 31, 2006.

Ames National Corporation is forecasting earnings for the year ending December 31, 2006 of $1.14 to $1.19 per share compared to the $1.23 per share earned for the year ending December 31, 2005. Lower earnings are forecasted as the result of a projected decrease in net interest income as interest expense on deposits is expected to increase more quickly than interest income on earning assets.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames, Boone Bank & Trust Co., Boone, State Bank & Trust Co., Nevada, Randall-Story State Bank, Story City, and United Bank & Trust, Marshalltown.

The Company’s earnings forecast for 2006 is a forward-looking statement under the Private Securities Litigation Reform Act of 1995 that is subject to certain risks and uncertainties that could cause the actual earnings to differ materially from forecasted earnings. A number of factors, many of which are beyond the Company's control, could cause actual earnings to differ significantly from those described in this forward-looking statement. Such risks and uncertainties with respect to the Company include those related to the economic environment, particularly in the areas in which the Company and the Banks operate, competitive products and pricing, fiscal and monetary policies of the U.S. government, changes in governmental regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management and asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)

	March 31,	March 31,
ASSETS	2006	2005

Cash and due from banks	$15,091,703	$24,733,223
Federal funds sold	18,850,000	31,070,000
Interest bearing deposits in financial institutions	4,550,083	7,340,508
Securities available-for-sale	334,787,133	356,561,743
Loans receivable, net	439,199,870	424,922,071
Loans held for sale	1,211,099	202,000
Bank premises and equipment, net	11,387,490	8,706,945
Accrued income receivable	6,764,693	6,471,383
Deferred income taxes	658,506	837
Other assets	2,445,424	3,450,755
Total assets	$834,946,001	$863,459,465

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$71,272,091	$65,577,644
NOW accounts	180,691,057	186,747,294
Savings and money market	164,790,815	188,598,917
Time, $100,000 and over	99,319,446	79,171,833
Other time	181,323,699	170,999,798
Total deposits	697,397,108	691,095,486

Federal funds purchased and securities sold under agreements to repurchase	21,057,706	58,652,611
Dividend payable	2,449,010	2,352,800
Accrued expenses and other liabilities	5,153,245	3,773,689
Total liabilities	726,057,069	755,874,586

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $2 par value; authorized 18,000,000 shares; 9,419,271 shares issued and outstanding March 31, 2006; 9,459,690 and 9,411,198 shares issued and outstanding at March 31, 2005, respectively	18,838,542	18,919,380
Additional paid-in capital	22,383,375	22,225,516
Retained earnings	65,176,887	63,861,476
Treasury stock, at cost; 48,492 shares at March 31, 2005	-	(889,020)
Accumulated other comprehensive income, net unrealized gain on securities available-for-sale	2,490,128	3,467,527
Total stockholders' equity	108,888,932	107,584,879

Total liabilities and stockholders' equity	$834,946,001	$863,459,465

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,
	2006	2005

Interest and dividend income:
Loans, including fees	$7,201,944	$6,252,751
Securities:
Taxable	2,040,230	2,230,118
Tax-exempt	1,036,363	1,060,849
Federal funds sold	11,303	52,567
Dividends	339,774	347,451
Total interest income	10,629,614	9,943,736

Interest expense:
Deposits	4,436,184	2,982,306
Other borrowed funds	342,619	366,593
Total interest expense	4,778,803	3,348,899

Net interest income	5,850,811	6,594,837

Provision for loan losses	29,624	53,725

Net interest income after provision for loan losses	5,821,187	6,541,112

Noninterest income:
Trust department income	363,403	332,509
Service fees	407,321	420,156
Securities gains, net	244,479	134,938
Gain on sales of loans held for sale	111,466	113,825
Merchant and ATM fees	143,060	145,930
Gain on foreclosure of real estate	471,469	-
Other	151,541	128,236
Total noninterest income	1,892,739	1,275,594

Noninterest expense:
Salaries and employee benefits	2,415,206	2,375,948
Data processing	500,102	476,713
Occupancy expenses	309,959	310,175
Other operating expenses	669,630	644,820
Total noninterest expense	3,894,897	3,807,656

Income before income taxes	3,819,029	4,009,050

Provision for income taxes	906,661	995,126
Net income	$2,912,368	$3,013,924
Basic and diluted earnings per share	$0.31	$0.32
Dividends declared per share	$0.26	$0.25